Exhibit 8.1
March 30, 2007
Board of Directors
Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801
Board of Directors
ICNB Financial Corporation
302 West Main Street
Ionia, Michigan 48846
     Re:           Tax Opinion Regarding Merger/Internal Revenue Code Section 368(a)(1)(A)
Gentlemen:
     We have acted as counsel to Firstbank Corporation, a Michigan corporation (“Firstbank”), in connection with the proposed statutory merger (the “Merger”) of ICNB Financial Corporation, a Michigan corporation (“ICNB”), with and into Firstbank, pursuant to which the shareholders of ICNB will receive common shares of Firstbank (“Company Shares”) and cash subject to the Agreement and Plan of Merger dated as of February 1,2007, between ICNB and Firstbank (the “Merger Agreement”), in exchange for their outstanding common shares of ICNB (“ICNB Shares”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Terms not otherwise defined herein shall have the same meaning as when used in the Merger Agreement.
     In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to therein; and (ii) the Prospectus and Proxy Statement (the “Prospectus”) relating to the Merger and included in the Registration Statement of Firstbank on Form S-4, as amended (the “Registration Statement”) filed by Firstbank with the Securities and Exchange Commission on April 5, 2007. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
     For purposes of the opinions set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of Firstbank and ICNB. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, and that the facts, statements, and other information contained in the Prospectus relating to the Merger are true, correct, and complete in all material respects.
     The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are further based upon the continued accuracy and completeness of the documents, certifications, and representations referred to above as of the Effective Time.
Exhibit 8.1-1

     In reliance on the assumptions and the representations referenced above, and subject to the limitations and qualifications stated herein, we are of the opinion that:
     1. The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and Firstbank and ICNB will each be a “party to a reorganization” within the meaning of Section 368(b);
     2. ICNB shareholders who receive solely Firstbank common stock in exchange for their shares of ICNB common stock in the merger will not recognize gain or loss;
     3. The aggregate adjusted tax basis of the Firstbank common stock received in the merger by an ICNB shareholder who receives solely Firstbank common stock in exchange for his shares of ICNB common stock will be equal to the aggregate adjusted tax basis of the shares of ICNB common stock surrendered in the merger. The holding period of such Firstbank common stock will include the period the shares of the ICNB common stock were held, provided the ICNB shareholder held the ICNB common stock surrendered in the merger as a capital asset at the time of the merger;
     4. ICNB shareholders who exchange all of their ICNB common stock for cash will generally recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the ICNB common stock surrendered in the merger. Such gain or loss will be long-term capital gain or loss if the shareholder held the ICNB common stock as a capital asset and held such stock for more than one year at the effective time of the merger and if the shareholder’s receipt of cash is not treated as essentially equivalent to a dividend; if a shareholder constructively owns shares of ICNB common stock that are exchanged for shares of Firstbank common stock in the merger or owns shares of Firstbank common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences of those shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash, except that the amount treated as a dividend may not be limited to the amount of the shareholder’s gain;
     5. ICNB shareholders who exchange their ICNB common stock held as a capital asset for a combination of Firstbank common stock and cash will (if the receipt of cash is not treated as essentially equivalent to a dividend) recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received in the merger, or (2) the amount of gain realized in the merger (i.e., the excess of the sum of the amount of cash and the fair market value of the Firstbank common stock received in the merger over such shareholder’s adjusted tax basis in its shares of ICNB common stock surrendered in the merger);
     6. Gain recognized by ICNB shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash in the merger will generally be long-term capital gain if the holding period of the ICNB common stock surrendered in the merger is greater than one year at the time of the merger, unless, however, the cash received is treated as a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes;
     7. The aggregate tax basis of Firstbank common stock received by ICNB shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash will be equal to the aggregate adjusted tax basis of the ICNB common stock surrendered in the merger, reduced by the amount of cash received in the merger and increased by the amount of gain, if any, recognized by such shareholder in the merger; and
     8. The holding period of the Firstbank common stock received in the merger by ICNB shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash will include the holding period of the ICNB common stock surrendered in the merger, provided the ICNB shareholders held the ICNB common stock surrendered in the merger as capital assets at the time of the merger.
Exhibit 8.1-2

     Our opinion may not be applicable to all shareholders, including, without limitation, (1) an ICNB shareholder whose ICNB shares are not held as a capital asset; or (2) an ICNB shareholder who is subject to special treatment under the Code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or a non-United States citizen.
     Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.
     Our opinion is based upon existing law and currently applicable authority, including Treasury regulations, and administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and other authorities, including statutory provisions and judicial decisions interpreting them, are subject to change, with possible retroactive effects, and we undertake no obligation to advise you of any change in any matter set forth herein.
     Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. No opinion is expressed herein concerning the effect of state, local, and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the Code or the Treasury regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the exchange of any ICNB shares in the merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.
     No advance ruling has been obtained from the Internal Revenue Service regarding the merger described herein. An opinion of counsel represents counsel’s best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Internal Revenue Service or courts will not take positions contrary to our opinion; however, we believe that the positions stated in our opinion will be sustained.
     No person other than the addressees named herein may rely on this opinion for any purpose. This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, nor for any purpose other than in connection with the transaction described herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Firstbank with the Securities and Exchange Commission for the purpose of registering Firstbank’s shares under the Securities Act of 1933, as amended.
Respectfully submitted,
VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP
/s/ Varnum, Riddering, Schmidt & Howlett LLP
Exhibit 8.1-3